EXHIBIT ITEM 23(j)

                        Consent of Independent Auditors

CONSENT OF INDEPENDENT AUDITORS

Seligman High Income Fund Series (comprising the Seligman High-Yield Bond Series and the Seligman U.S. Government Securities Series):

We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration Statement No. 2-93076 on Form N-1A of our reports dated February 16, 2001, appearing in the Annual Reports to Shareholders for the year ended December 31, 2000 for both the Seligman High-Yield Bond Series and the Seligman U.S. Government Securities Series, and our report dated August 20, 2001, appearing in the Mid-Year Report to Shareholders for the six-months ended June 30, 2001 for the Seligman High-Yield Bond Series, and to the references to us under the captions "Financial Highlights" in the Prospectuses and "General Information - Auditors" in the Statement of Additional Information.


DELOITTE & TOUCHE LLP
New York, New York
November 28, 2001